     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 5, 2001

                                                     REGISTRATION NO. 333-______


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                              OLD BALDY CORPORATION
--------------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

         WYOMING                       7997                     83-0232619
--------------------------------------------------------------------------------
         (State or other        (Primary standard            (I.R.S. employer
         jurisdiction of        industrial classification    identification no.)
         incorporation          code number)
         or organization)

         EAST PIC PIKE ROAD, SARATOGA, WYOMING 82331 (307) 326-5222
--------------------------------------------------------------------------------
       (Address and telephone number of principal executive offices)

         EAST PIC PIKE ROAD, SARATOGA, WYOMING 82331 (307) 326-5222
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

             WILLIAM SPEER, P. O. BOX 707, SARATOGA, WYOMING 82331
--------------------------------------------------------------------------------
           (Name, address and telephone number of agent for service)

                                    Copies To:

                                    Theodore M. Elam, Esq.
                                    McAfee & Taft A Professional Corporation
                                    211 North Robinson, Suite 1000
                                    Oklahoma City, Oklahoma  73102
                                    (405) 235-9621

     Approximate date of commencement of proposed sale to the public: as soon as practicable after the registration statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         CALCULATION OF REGISTRATION FEE

======================================== ====================================== ======================================
        Title of Each Class of                     Proposed Maximum                  Amount of Registration Fee
      Securities to be Registered              Aggregate Offering Price
---------------------------------------- -------------------------------------- --------------------------------------
Class A Common Stock,                                 $2,676,000                               $669(1)
 par value $.10
---------------------------------------- -------------------------------------- --------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to Completion, dated April 5, 2001

                                  7,359 Shares
                              OLD BALDY CORPORATION

                              Class A Common Stock

                                  -------------


                  This is our initial public offering. We are offering 7,359 shares of Class A common stock, par value $.10 per share. This offering is being made exclusively to former members and prospective new members of the Old Baldy Club.

                  We are offering to each former member and prospective new member of the Old Baldy Club the opportunity to subscribe for and purchase 33 shares of our Class A common stock at an aggregate price of $12,000 (approximately $364 per share).

                  Our Class A common stock possesses the following characteristics which may reduce its attractiveness as an investment:

                  o No established trading market exists for our Class A common stock and we do not expect that a trading market for our Class A common stock will exist following completion of this offering;

                  o Our Class A common stock is subject to significant restrictions on its transferability;

                  o We do not expect that we will have any significant amount of future revenue, cash flow or net income; and

                  o We do not expect to pay any dividends on our Class A common stock for the foreseeable future.

                  We expect total cash expenses of this offering to be approximately $146,000. If all 7,359 shares of our Class A common stock are sold, our net proceeds from this offering will be approximately $2.53 million.

                  Investing in our shares of Class A common stock involves significant risks. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

___________, 2001

                              TABLE OF CONTENTS

PAGE                                                              PAGE
----                                                              ----
Summary..................................................1        Securities Ownership of Management.....................20
     The Company.........................................1        Description of Capital Stock...........................21
     The Offering........................................2        Plan of Distribution...................................23
     Summary Financial Data..............................5        Legal Matters..........................................23
Risk Factors.............................................6        Experts................................................23
Use of Proceeds..........................................9        Where You Can Find More
Determination of Offering Price.........................10             Information.......................................24
Dividend Policy.........................................10        Index to Financial Statements.........................F-1
Capitalization..........................................10        Financial Statements of
Management's Discussion and Analysis                                   Old Baldy Corporation............................F-2
    of Financial Condition and Results of                         Appendix A - Summary Appraisal........................A-1
    Operations..........................................11        Appendix B - Subscription Agreement
Business and Properties.................................14             and Instructions.................................B-1
Management..............................................17

                                  INTRODUCTION

                  Please read this prospectus carefully. It describes our business, our services and our finances. We have prepared this prospectus to give you all the information we believe necessary to determine whether you want to purchase our shares.

                  YOU SHOULD RELY ONLY UPON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER TO SELL THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATION AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                                     SUMMARY

                  THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION ABOUT THIS OFFERING THAT WE PRESENT IN GREATER DETAIL IN THE LATER SECTIONS OF THIS PROSPECTUS. IT MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THIS OFFERING WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT, PARTICULARLY THE "RISK FACTORS" ON PAGE 6. REFERENCES TO A FISCAL YEAR END RELATE TO A YEAR ENDING DECEMBER 31. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "OUR," "US" AND "WE" REFER TO OLD BALDY CORPORATION.

                                   THE COMPANY

                  We are a Wyoming corporation formed in 1976. We own all of the land, improvements and equipment used in the operation of a member owned, private recreational facility known as the Old Baldy Club, located at Saratoga, Wyoming. Effective September 30, 2000 we acquired by merger the Old Baldy Club, a Wyoming not-for-profit corporation originally formed in 1963, which we call the Old Club. In conjunction with that merger, we formed a new, not-for-profit corporation under Wyoming law also under the name "Old Baldy Club" which we call the New Club. Under the terms of the merger, each member of the Old Club became a member of the New Club, but may not exercise any rights or privileges of membership unless such member purchases 33 shares of our Class A common stock for $12,000, which is the purpose of this offering. We will also sell 33 shares of our Class A common stock to prospective new members of the New Club for $12,000 as part of their initiation fee.

                  We entered into a long-term lease with the New Club covering substantially all of the land, improvements and equipment necessary for the operation of the New Club. The New Club operates a member owned, private club using the facilities covered by our lease. Our lease to the New Club is for a term of 30 years with an annual rental of $100. In addition, we have the right to allow up to 240 of our guests to use the facilities of the New Club on a non-exclusive basis each year. We are obligated to make certain improvements to the leased facilities pursuant to the lease, and we will use the net proceeds of this offering to fund these improvements. The New Club is responsible for operating and maintaining the leased facilities.

                  Our principal executive office is located at East Pic Pike Road, Saratoga, Wyoming 82331 and our telephone number is (307) 326-5222.

                                  THE OFFERING

Common stock offered................7,359 shares of Class A common stock.

Eligible investors..................Each former member of the Old Club and persons becoming new members of the New Club.

Terms of this offering..............Each former member of the Old Club or prospective new member of the New Club will
                                    have the right to subscribe for and purchase
                                    33 shares of our Class A common stock for
                                    $12,000, or approximately $364 per share.

Common stock outstanding
after this offering (assuming
all shares of Class A common
stock we are offering are sold).....31,250 shares of common stock.
                                     7,359 shares of Class A common stock.
                                    ------
                                    38,609 total shares of common stock.
                                    ======

Dividends...........................We do not expect to pay any dividends on our
                                    Class A common stock. In the event that we
                                    do decide to pay dividends, the holders of
                                    shares of our common stock and our Class A
                                    common stock will be entitled to receive
                                    dividends that our Board of Directors may
                                    declare out of legally available funds. No
                                    dividend may be declared or paid in cash or
                                    property on any share of either common stock
                                    or Class A common stock unless
                                    simultaneously an equivalent dividend is
                                    declared or paid on each share of that and
                                    every other class of common stock. In the
                                    event of stock dividends, holders of our
                                    common stock or our Class A common stock
                                    will be entitled to receive only additional
                                    shares of their respective class.

Voting rights.......................The common stock and the Class A common stock will vote together as a single class
                                    on all matters submitted to a vote of
                                    shareholders, except as required by law.
                                    Each share of common stock and each share of
                                    Class A common stock will be entitled to one
                                    vote.

                                       2

Liquidation Rights..................Upon our liquidation, dissolution or winding up, the holders of our common stock
                                    and our Class A common stock are entitled to
                                    share ratably in all assets available for
                                    distribution after payment in full to
                                    creditors.

Transfer restrictions applicable
to the Class A common stock.........A holder of shares of our Class A common stock will be allowed to transfer shares
                                    only to his or her spouse, children and
                                    grandchildren, but will not be allowed to
                                    transfer shares to any other person or to a
                                    trust, corporation, partnership, limited
                                    liability company or other form of legal
                                    entity.

Repurchase Obligation...............In the event that a holder of shares of our
                                    Class A common stock ceases to be a member
                                    of the New Club, whether by death or
                                    otherwise, and upon request of the owner (or
                                    the estate of the owner), we will be
                                    obligated to repurchase those shares for a
                                    purchase price equal to one-half of the
                                    purchase price originally paid to us for
                                    those shares. Initially, the repurchase
                                    price will be approximately $182 per share,
                                    subject to adjustment to prevent dilution
                                    and subject to availability of funds. The
                                    determination of the funds available for any
                                    such repurchase will be made in the sole
                                    discretion of our Board of Directors. If we
                                    become obligated to repurchase the shares of
                                    more than one owner, the shares will be
                                    purchased in the order in which we receive
                                    the requests for repurchase.

Use of Proceeds.....................We intend to use the net proceeds of this offering as follows:

                                    o        $2.0 million for a golf course
                                             irrigation system;

                                    o        $250,000 for asphalt overlay on
                                             roads;

                                    o        $60,000 for a golf course pesticide
                                             building;

                                    o        $80,000 for a golf course
                                             fertilizer and employee building;
                                             and

                                       3

                                    o        $140,000 for a new roof for the
                                             clubhouse building.

                                    We intend to use up to $45,000 of our own funds to complete the funding of a new roof for the clubhouse building. To the extent the net proceeds from this offering are insufficient to complete all of these proposed uses, our Board of Directors will determine the priorities of the proposed uses and allocate the available net proceeds accordingly. In addition, we may seek funding from banks and other credit sources to complete the projects.

Purchasing Shares...................Former members of the Old Club may subscribe for shares of our Class A common stock by
                                    completing the Subscription Agreement
                                    attached to this prospectus as Appendix B
                                    and delivering it, with payment for the
                                    shares, to us on or before _________, 2001.
                                    Prospective new members of the New Club may
                                    subscribe for shares of Class A common stock
                                    by completing the Subscription Agreement and
                                    delivering it, with payment for the shares,
                                    to us on or before their initiation as a new
                                    member. Additional requirements are
                                    described under the heading "Plan of
                                    Distribution" and in the instructions to the
                                    Subscription Agreement.

                             SUMMARY FINANCIAL DATA

                  The following table sets forth certain historical combined financial data for us and the Old Club as of December 31, 2000 and for the years ended December 31, 1999 and December 31, 2000. We derived our summary historical combined financial data from our audited financial statements included elsewhere in this prospectus.

                                                                    YEAR ENDED DECEMBER 31,
                                                           -------------------------------------------
                                                                  1999                    2000
                                                           -------------------     -------------------
Combined Statements of Operations Data:
 Sales, net                                                       $ 2,037,466             $ 2,131,068
 Member dues and initiation fees                                    1,136,170               1,084,947
                                                           -------------------     -------------------
 Total revenues                                                     3,173,636               3,216,015
                                                           -------------------     -------------------
 Operating expenses                                                 3,345,683               3,489,989
                                                           -------------------     -------------------
 Operating loss                                                      (172,047)               (273,974)
 Other income                                                          50,743                  59,479
                                                           -------------------     -------------------
 Loss before income tax                                              (121,304)               (214,495)
 Income tax benefit                                                    14,893                   1,713
                                                           -------------------     -------------------
 Net loss                                                         $  (106,411)             $ (212,782)
                                                           ===================     ===================

 Net loss per share                                               $     (3.43)             $    (6.81)
 Shares used in computing net loss                                     31,028                  31,250

                                                                    AS OF DECEMBER 31, 2000
                                                           -------------------------------------------
Combined Balance Sheet Data:
 Cash                                                                  $          77,013
 Other current assets                                                          1,527,326
 Property, plant and equipment, net                                            2,606,191
 Total assets                                                                  4,330,234
 Current liabilities                                                             642,396
 Total liabilities                                                               652,148
 Stockholders' equity                                                          3,678,086

                                  RISK FACTORS

                  YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE YOU DECIDE TO BUY OUR CLASS A COMMON STOCK.

                  WE WILL LEASE SUBSTANTIALLY ALL OF OUR ASSETS TO THE NEW CLUB AT AN ANNUAL RENTAL OF $100 PER YEAR AND THE NON-EXCLUSIVE RIGHT FOR UP TO 240 OF OUR GUESTS TO USE THE NEW CLUB'S FACILITIES EACH YEAR. AS A RESULT, WE DO NOT ANTICIPATE THE RECEIPT OF ANY SIGNIFICANT AMOUNT OF REVENUE AND WE EXPECT TO INCUR NET LOSSES IN THE FUTURE. WE DO NOT EXPECT TO PAY ANY DIVIDENDS ON OUR CLASS A COMMON STOCK.

                  We own substantially all of the fixed assets which were used by the Old Club in its operations. We have entered into a new lease covering these same fixed assets with the New Club for a term of 30 years at an annual rental of $100. In addition, up to 240 of our guests will have the non-exclusive right to use the New Club's facilities each year. The lease will be our primary source of revenue. Accordingly, we do not anticipate receiving any significant amount of revenue in the future. In addition, under the terms of our lease with the New Club, we will be required to expend the net proceeds of this offering to improve and enhance the fixed assets which will be covered by our lease to the New Club. We do not expect that the rental revenue from our lease to the New Club will result in any significant recovery of this capital investment.

                  In addition, we will incur depreciation expense and administrative costs which, in the aggregate, are expected to exceed our revenue, resulting in net losses in the future. We do not expect to realize any significant amount of cash flow, and we do not expect to pay any dividends on our Class A common stock for the foreseeable future. As a result, the value of our Class A common stock could decline.

                  OUR LEASE WITH THE NEW CLUB WILL REQUIRE THE NEW CLUB TO MAINTAIN, AND PROVIDE INSURANCE COVERAGE ON, THE PROPERTIES COVERED BY THE LEASE. IF THE NEW CLUB CANNOT OR DOES NOT ADEQUATELY MAINTAIN THE LEASED PROPERTIES, OR CANNOT OR DOES NOT PROVIDE ADEQUATE INSURANCE COVERAGE ON THE LEASED PROPERTIES, THE VALUE OF THE LEASED PROPERTIES MAY DECLINE WHICH COULD CAUSE THE VALUE OF YOUR SHARES OF CLASS A COMMON STOCK TO DECLINE.

                  Our lease with the New Club will be a "triple net" lease that will require that the New Club pay all utilities and taxes attributable to the leased properties; obtain and maintain adequate insurance coverage on the leased properties; and maintain and provide all repairs necessary to maintain the leased properties in good physical condition. If the New Club fails to maintain the leased properties in good physical condition, or if the New Club does not obtain and maintain adequate insurance coverage and there is significant damage to the leased properties, the value of the leased properties may decline. In such event, we may not have available funds or sources of funds with which to restore the properties. As a result, the value of our assets and, therefore, the value of shares of our Class A common stock would decline.

                  THE MEMBERSHIP BASE OF THE NEW CLUB MAY DECLINE OVER TIME. AS A RESULT, THE REVENUES OF THE NEW CLUB MAY SIMILARLY DECLINE, THEREBY INHIBITING ITS ABILITY TO MAINTAIN THE PROPERTIES COVERED BY OUR LEASE.

                  Our lease with the New Club requires the New Club to maintain and provide all repairs necessary to maintain the leased properties in good physical condition. The membership base of the Old Club had steadily declined over the past two years. If the New Club's membership base similarly declines, the New Club must either raise initiation fees or membership dues of existing members, or operate on reduced revenues. If the New Club's revenues decrease for any reason, including a decline in members, the leased properties may go unmaintained and their value may decline. In such event, we may not have available funds or sources of funds with which to restore the properties. As a result, the value of our assets and, therefore, the value of shares of our Class A common stock would decline.

                  WE MAY NOT SELL ALL OF THE CLASS A COMMON STOCK OFFERED BY THIS PROSPECTUS. AS A RESULT, SOME OR ALL OF THE CAPITAL IMPROVEMENTS SPECIFIED UNDER "USE OF PROCEEDS" MAY NOT BE COMPLETED.

                  We can give no assurance that all 7,359 shares of our Class A common stock will be sold pursuant to this offering. The Old Club had 223 members before its merger with us. The New Club presently has 190 members. We expect to sell 6,270 shares to existing members of the New Club. We must, therefore, sell the remaining 1,089 shares to new members of the New Club. We may not be successful in finding new members willing to purchase our Class A common stock as part of their initiation fees as new members of the New Club. If all shares are not sold, our net proceeds from the sale of Class A common stock will be reduced. Our lease presently requires that we complete the improvements set forth under "Use of Proceeds" prior to December 31, 2005. If we are unsuccessful in ultimately selling all 7,359 shares of our Class A common stock, we may not have sufficient funds to complete those improvements, and if we otherwise have insufficient funds to complete those improvements, we will be in breach of the lease with the New Club. Similarly, if our net proceeds from the sale of Class A common stock are reduced, we may be required to utilize more of our existing funds to complete the improvements specified under "Use of Proceeds." This may not be the most optimal use of our capital.

                  THE TRANSFER OF OUR CLASS A COMMON STOCK WILL BE SIGNIFICANTLY RESTRICTED. THERE WILL BE NO TRADING MARKET FOR THE CLASS A COMMON STOCK.

                  You will not be able to transfer any shares of Class A common stock to any person except your spouse, child or grandchild. In addition, you will not be able to transfer any shares of Class A common stock to a trust, corporation, partnership, limited liability company or other legal entity, irrespective of whether your spouse, child or grandchild is a beneficiary of the trust, a director, officer or shareholder of the corporation, a partner in the partnership, a member or manager of the limited liability company or otherwise involved in any such legal entity. These restrictions on transfer apply regardless of whether the proposed transfer is voluntary or involuntary, or by gift, sale, divorce or death. In addition, you will be prohibited from pledging or hypothecating your shares of Class A common stock as collateral for any loan or other obligation. The restrictions on transfer of your shares of Class A common stock will remain in effect even if you cease to be a member of the New Club. Because of these transfer restrictions, there will be little, if any, liquidity in your investment in our Class A common stock, and it is unlikely that the future value of your shares of Class A common stock will equal or exceed the purchase price paid for the shares.

                  IF WE BECOME OBLIGATED TO PURCHASE YOUR SHARES OF CLASS A COMMON STOCK, WE MAY NOT HAVE SUFFICIENT FUNDS TO DO SO OR THERE MAY BE A SIGNIFICANT DELAY IN CONSUMMATING THE PURCHASE.

                  If you cease to be a member of the New Club, whether by reason of death, incompetency, resignation, expulsion or otherwise, upon your or your estate's request, we will become obligated to purchase your shares of Class A common stock at a price per share equal to fifty percent (50%) of the amount you paid us for the issuance of those shares. Initially, the repurchase price would be approximately $182 per share. While we may be obligated to repurchase the stock, we will not be required to consummate any purchase unless and until our Board of Directors determines that we have sufficient, legally available funds to do so, after giving consideration to our existing and anticipated financial needs and objectives. As a result, there could be significant delay between the time we receive a request to purchase shares of Class A common stock and the consummation of the purchase. Furthermore, such purchase may never be consummated. Pending the consummation of any requested purchase, the shares involved will be deemed surrendered, cancelled, and not outstanding. The shares involved will not have the right to vote or any other rights otherwise attributable to shares of our Class A common stock.

                  OUR BOARD OF DIRECTORS AND THE BOARD OF DIRECTORS OF THE NEW CLUB ARE THE SAME PERSONS. OUR TRANSACTIONS WITH NEW CLUB WILL NOT BE AT "ARMS-LENGTH" AND WILL INVOLVE CONFLICTS OF INTEREST.

                  The persons who serve as our Board of Directors are the same persons who comprise the Board of Directors of the New Club. Any transactions between the New Club and us will not be at arm's length and will involve conflicts of interest. The terms of any such transactions may be more or less favorable to us than could be obtained in an arm's length transaction.

                  OUR CURRENT STOCKHOLDERS WILL CONTINUE TO CONTROL US AFTER THIS OFFERING.

                  If all of the 7,359 shares of Class A common stock we are offering are sold, our current shareholders will beneficially own 31,250 shares of our common stock which will represent approximately 81% of the total combined voting power of the common stock and Class A common stock. If you purchase shares of our Class A common stock in this offering, those shares will lack meaningful voting power in electing our Board of Directors, approving decisions of our Board of Directors, or influencing our strategic decisions.

                  OUR GOVERNING INSTRUMENTS MAY RESTRICT POTENTIAL ACQUISITION BIDS FOR US, WHICH COULD BE DETRIMENTAL TO OUR SHAREHOLDERS.

                  Approximately one-third of our board of directors will be elected each year. Members of the board of directors cannot be removed except for cause. The difficulty of removing members of the board could delay or prevent our change of control, even though the change of control could be beneficial to our shareholders. This provision may also prevent changes in our management.

FORWARD-LOOKING STATEMENTS

                  This prospectus includes certain "forward-looking statements." All statements other than statements of historical facts included in this prospectus, including, without limitation, the statements under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties" and located elsewhere in this document regarding our prospects and our financial position are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this document, including, without limitation, the factors included under "Risk Factors." All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                 USE OF PROCEEDS

                  The net proceeds from the sale of up to 7,359 shares of Class A common stock we are offering will be a maximum of approximately $2.53 million. We intend to use the net proceeds of this offering as follows:

                                               USE                                     AMOUNT
                                               ---                                     ------
                  Golf course irrigation system                                   $       2,000,000
                  Asphalt overlay of roads                                                  250,000
                  Golf course pesticide building                                             60,000
                  Golf course fertilizer and employee building                               80,000
                  Clubhouse roof                                                           140,000
                                                                                  ----------------
                                                                                  $       2,530,000
                                                                                  =================

                  We anticipate using approximately $45,000 of our existing funds or funds we may obtain from credit sources to complete the funding of a new clubhouse roof.

                  To the extent the net proceeds of this offering are insufficient to complete the proposed projects, our Board of Directors will determine the relative priorities of our proposed capital improvement projects and allocate the net proceeds accordingly, or we may seek to obtain funds from banks and other sources of credit to complete all of these projects.

                  We intend to invest the net proceeds of this offering in short-term, interest bearing, investment grade securities pending their use as set forth above.

                         DETERMINATION OF OFFERING PRICE

                  Our Board of Directors caused an appraisal of our properties to be conducted by The Appraisal Source, LLC, of Salt Lake City, Utah. The Appraisal Source concluded that the fair market value of the properties utilized by the Old Club, when utilized for that purpose, was $10.3 million. Our Board of Directors then computed our "adjusted book value" using our December 31, 1999 audited balance sheet and substituting the appraised value of the properties, plant and equipment as reflected in the appraisal report for the depreciated book value of these properties as reflected in the December 31, 1999 balance sheet. Using this approach, our "adjusted book value" at December 31, 1999 was $11.4 million, or approximately $365 per outstanding share of our common stock. Our Board of Directors then determined that if we sold an aggregate of 7,359 shares of Class A common stock to members of the Old Club, we would receive sufficient funds, after deducting expenses of the merger and the offering, to complete substantially all of the capital improvements described under "Use of Proceeds." Our Board of Directors believes that the value of our properties at December 31, 2000 was substantially similar to their values at May 12, 2000, the date of The Appraisal Source's appraisal.

                                 DIVIDEND POLICY

                  We have never paid a dividend on our common stock. We do not expect future earnings and do not anticipate paying any dividends on our common stock or our Class A common stock for the foreseeable future.

                                 CAPITALIZATION

                  The following table sets forth our capitalization as of December 31, 2000 and as adjusted to give effect to this offering and the use of the net proceeds of this offering, assuming that we sell all 7,359 shares included in this offering.

                                                         ACTUAL            AS ADJUSTED
                                                        -------            -----------
Cash and Cash Equivalents                           $    77,013             $   77,013
                                                    -----------             ----------

Shareholders' Equity

    Common stock                                      3,182,614              3,182,614
    Class A common stock                                     --                    736
    Additional paid in capital                                               2,675,264
    Retained earnings                                   495,472                495,472
                                                    -----------             ----------
Total Shareholders' Equity                          $ 3,678,086             $6,354,086
                                                    -----------             ----------
Total Capitalization                                $ 3,755,099             $6,431,099

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

                  Our discussion of our prior financial condition and results of operations reflect the financial condition and results of operations of both us and the Old Club on a combined basis. Our discussion of our expected future financial condition and results of operations reflect the expected financial condition and results of operations of both us and the New Club on a combined basis. Our financial statements, financial condition and results of operations and those of the Old Club or the New Club, as applicable, are presented on a combined basis because:

                  o        The entities share the same Board of Directors;

                  o Approximately 85% of our shareholders are or were members of both clubs; and

                  o The facilities utilized by the clubs in providing services to their members and their guests are owned by us.

CURRENT OPERATING PLANS

                  OLD BALDY CORPORATION. Our only sources of revenues will be rental payments from our lease with the New Club, interest income, the sale of Class A common stock to new members of the New Club and the sale of Class A common stock pursuant to this offering. The cash portion of rental payments under the lease is $100 per year. At present, new members of the New Club must purchase 33 shares of our Class A common stock for $12,000 as part of their initiation fees. We have no present plans to engage in operations other than the leasing of our property to the New Club pursuant to the existing lease. Management's focus over the next five years is to significantly improve the golf course, its irrigation system, make road improvements, construct outbuildings and replace the clubhouse roof. These projects are scheduled to begin in 2001 with the irrigation improvements taking top priority.

                  THE NEW CLUB. The primary sources of revenues for the New Club will be annual member dues, initiation fees, green fees, retail sales of golf and fishing equipment and clothing and restaurant, bar and lodging sales. Annual membership dues of the New Club are $4,500 and members are billed at the beginning of each calendar year. New member initiation fees are $15,000. The New Club bills its members for their annual dues in January, which provides sufficient cash flow to fund operations until cash is generated from sales and services.

                  Management's focus includes significant improvements to the golf course irrigation system, road improvements, construction of outbuildings and replacement of the clubhouse roof. These projects are scheduled to begin in 2001 with the irrigation improvements taking top priority.

                  Another priority of management is to improve the quality of service provided to the members and their guests. Although the use of the facilities is restricted to members and their guests, management believes the New Club will compete with high-end resort facilities.

Therefore, the quality of service has a direct impact on the number of visits by members and guests and the overall retention of members.

                  At March 31, 2001, the New Club had 190 full dues-paying members. This compares with 211 at December 31, 2000 and 239 at December 31, 1999. Management is anticipating the additional loss of approximately 10 existing members and the addition of 9 new members during 2001. Maintaining existing members and attracting new members is part of management's current and long-term operating plans. Currently, membership is limited to 250 members. Management does not expect to raise annual dues in 2001 from the current rate of $4,500.

LIQUIDITY

                  To date, we have used our operating cash flow, cash from liquidating investments and our short-term line of credit to meet our expected operating requirements and pay for capital acquisitions and improvements. We have an operating line of credit with Community First National Bank for approximately $351,000. The line of credit accrues interest at 1% over prime rate and matures on May 1, 2001. As of March 31, 2001, we had available borrowing capacity under this line of credit of approximately $150,000 and our interest rate was 9%.

                  Our net change in cash was a decrease of approximately $132,000 in 2000 from 1999, compared with an increase of approximately $50,000 in 1999 from 1998. The decrease was principally due to a decrease of approximately $190,000 in net cash provided by operations in 2000 compared with 1999. The decrease in net cash provided by operations was principally due to an approximately $106,000 increase in our net loss for 2000 compared with 1999.

                  Cash used by investing activities decreased by approximately $201,000 from 2000 compared with 1999. This was principally due to a decrease in capital acquisitions and improvements of approximately $253,000 from 2000 compared with 1999 and an additional investment of $207,000 in our repurchase agreement in 2000. Cash provided by financing activities decreased by approximately $192,000 in 2000 as compared to 1999 principally due to additional borrowings on our line of credit of $125,000 and proceeds from stock sales of approximately $66,000 in 1999.

                  Our current ratio (current assets to current liabilities) was 2.5 and 2.8 at December 31, 2000 and 1999, respectively. The change was due primarily to a decrease in cash and increases in investments, accounts payable and accrued liabilities from 1999 to 2000. Our only long-term obligation is a capital lease agreement with Lucent Technologies Inc. with a balance owed of $37,670, which will be paid in monthly installments through May 2002.

                  A majority of our assets are land, land improvements, buildings and equipment. During the year 2000, we purchased new equipment and furniture and fixtures totaling approximately $132,000 and incurred road improvement expenses of $40,000. This compares with capital expenditures of $283,000 for new equipment and furniture and fixtures and $142,000 of expenses for road improvements in 1999. In addition to the capital improvements discussed under the heading "Use of Proceeds," we expect to incur capital expenditures of

$130,000 for equipment, furniture and fixtures, and expenses of $20,000 for road improvements in 2001.

                  At December 31, 2000, we had informally restricted the use of approximately $1.3 million of investments and savings accounts for the purpose of future capital acquisitions and improvements. These funds would be used if sufficient funds were not otherwise available for capital acquisitions and improvements through this offering or other funding sources. We expect that these funds will provide all necessary capital for our operations and capital improvements planned for completion within the next two to three years.

RESULTS OF OPERATIONS

                  Our net loss from operations increased from approximately $106,000 for the year ended 1999 to approximately $213,000 for the year ended 2000. This increase was principally due to a small increase in total revenues of approximately 1.3% ($42,400) while operating expenses increased approximately 4.3% ($144,300) when comparing the year ended 2000 with 1999.

                  Net sales increased to approximately $2,131,000 for the year ended 2000 from approximately $2,037,000 for the year ended 1999. Sales from the golf pro shop, golf course and streams and recreation accounted for approximately $73,000 of the increase. The warmer weather for September 2000 compared with September 1999 contributed to increased usage overall for the year ended December 31, 2000. Locker room sales and fees and security services increased slightly during the year ended 2000 as compared with the year ended 1999. Lodging, dining room and bar sales were relatively unchanged.

                  The decline in membership, partially offset by an increase in dues, was responsible for the decrease in member dues and initiation fees of approximately $51,000 from 1999 to 2000. Membership decreased by 28 members from 1999 to 2000. Management raised annual dues from $4,000 in 1999 to $4,500 in 2000.

                  Generally, management's guideline is to increase wage rates by approximately 3% to 4% annually. This increase along with the corresponding increase in payroll taxes and insurance, accounted for the overall increase in salaries, wages and benefits of approximately $121,000 from 1999 to 2000.

                  As a result of the warmer weather experienced in September 2000 compared with September 1999, the Old Club stayed open longer in 2000 than it did in 1999. As the season draws to a close, we make smaller purchases of food and supplies in order to minimize the amount of inventory on hand when the club closes for the year. The late season purchases of smaller quantities of food inventory to meet the unanticipated demand in September 2000 were the primary cause of increased cost of sales of approximately $58,000 in 2000 as compared with 1999.

                  Repair and maintenance costs increased by approximately $26,000 from 1999 to 2000. In order to maintain the quality of the furniture in the dining room and lodging facilities, furniture is reupholstered occasionally. This was done in 2000, which was the primary reason for the increase in repair and maintenance.

                  Utilities, legal and accounting, and insurance, taxes and licensing remained relatively constant between the year ended 1999 and 2000.

                  Other operating expenses declined from approximately $381,000 in 1999 to approximately $328,000 in 2000. This reflects management's efforts to maintain reasonable levels of supplies for lodging and the golf course. Management also reduced aggregate entertainment costs during 2000. Part of the land owned by us is available for sale as residential lots. During 2000, we sold three lots for a gain of approximately $131,000. We do not actively market the residential lots to the members. Members that may be interested in purchasing a lot know to contact the club manager. At December 31, 2000, we had twenty-five lots available for sale. During 2000, we incurred legal and consulting fees of approximately $114,000 for tax planning and corporate reorganization advice. This resulted in the reorganization of us and the Old Club as of September 30, 2000. Interest income increased by approximately $13,000 in 2000 compared with 1999. This is a result of an additional $207,000 invested in our repurchase agreement with a bank in 2000 compared with 1999.

                  Inflation has not had a significant impact on the results of operations. The most significant increases have been associated with salaries, wages and related benefits based on our policy of increasing wages by 3% to 4% annually. Future operating results could be unfavorably impacted to the extent that changing prices and increased energy costs could result in lower discretionary income for members and/or increased transportation costs to the New Club. This could also affect our ability to attract new members. In addition, increasing prices and a shortage of qualified labor affects operations and liquidity by raising the cost of providing services to members and their guests.

                             BUSINESS AND PROPERTIES

GENERAL

                  We are a for-profit, business corporation formed under Wyoming law in 1976. We own all of the land, improvements and equipment used in the operation of the Old Baldy Club at Saratoga, Wyoming. Effective September 30, 2000 we acquired the Old Club by merger. In conjunction with our acquisition of the Old Club, we formed the New Club as a Wyoming, not-for-profit corporation. Under the terms of the merger, each member of the Old Club became a member of the New Club, but may not exercise any rights or privileges of membership unless such member purchases 33 shares of our Class A common stock.

                  We have entered into a long-term lease with the New Club covering substantially all of the land, improvements and equipment which, prior to our acquisition of the Old Club, were used in the Old Club's operations. Our new lease with the New Club is for a term of 30 years with an annual rental of $100. In addition, we have the non-exclusive right to allow up to 240 of our guests to use the leased facilities on a non-exclusive basis each year. We are obligated to make certain improvements to the leased facilities pursuant to the lease. The New Club is required to maintain the leased facilities.

                  Other than the lease of our properties to the New Club, interest income and the sale of our Class A common stock to members of the New Club, we will engage in no day-to-day business activities and will have no other source of recurring revenue. We have no employees other than our general manager, treasurer and assistant secretary, William L. Speer.

PROPERTIES

                  All of the properties which we own are located in and around Saratoga, Wyoming. Our properties include approximately 565 acres of land, of which 213 acres are improved, and are located at the Old Baldy Club on East Pic Pike Road on the outskirts of Saratoga, Wyoming. The improvements on these 213 acres include an 18-hole golf course, a clubhouse, a restaurant, 27 lodge suites, eight cottage suites, a tackle shop, a security building, a manager's residence, two engineering and maintenance buildings, two golf maintenance buildings, a fishing department shop, three residential building lots, a swimming pool, tennis courts, a skeet-trap facility, a private lake and fishing rights along the North Platte River. Our remaining 352 acres are unused or undeveloped. In addition, we own seven small cabins, a sportsman lodge, a trailer house, a single family residence, a four-unit apartment building and two building lots, all in the town of Saratoga.

                  In early 2000, we asked The Appraisal Source LLC, an appraisal firm based in Salt Lake City, Utah, to appraise our properties. In its report dated May 12, 2000 The Appraisal Source provided us with its estimate of the market value and use value of our land and improvements, as follows:

DESCRIPTION                                                          MARKET VALUE               USE VALUE
-----------                                                          ------------               ---------
Clubhouse, cottages, suites and amenities                        $         2,600,000       $         4,200,000
Golf course and miscellaneous buildings                                    1,000,000                 3,850,000
                                                                 -------------------       -------------------
                                                                           3,600,000                 8,050,000
Additional 352 acres                                                       1,060,000                 1,060,000
                                                                 -------------------       -------------------
                                                                           4,660,000                 9,110,000
Town properties                                                            1,145,000                 1,145,000
                                                                 -------------------       -------------------
         Total                                                   $         5,805,000       $        10,255,000
                                                                 ===================       ===================

                  The Appraisal Source uses the definition of market value contained in the Real Estate Appraisal Reform Amendment, August 9, 1989, of Title XI of the Financial Institution Reform, Recovery and Enforcement Act as "the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeable, and assuming the price is not affected by undue stimulus." The Appraisal Source uses the definition of use value from the Dictionary of Real Estate Appraisal as "the value of a particular property for a particular use." As the foregoing table reflects, our properties appear to have greater value when used for recreational purposes. A copy of The Appraisal Source's May 12, 2000 summary is attached to this prospectus as Appendix A.

                  We are neither in the business of purchasing or presently intend to purchase any additional real estate or additional interests in real estate, any real estate mortgages or any securities of or interests in persons primarily engaged in real estate activities.

THE LEASE

                  We have entered into a 30-year lease with the New Club covering all of our properties that are necessary for the operation of the New Club. The lease will provide for an annual cash rental of $100 per year. In addition, up to 240 of our guests will have the right to use the facilities of the New Club on a non-exclusive basis per year.

                  The lease requires that we make certain improvements to the leased properties on or before December 31, 2005. We intend to use the net proceeds from the sale of our Class A common stock in this offering, together with other funds available to us, to make approximately $2.57 million of improvements to the leased properties.

                  The following is a list of the capital improvements we expect to make to the properties as required by the lease:

                  Golf course irrigation system                                    $2,000,000
                  Asphalt overlay of roads                                            250,000
                  Golf course pesticide building                                       60,000
                  Golf course fertilizer and employee building                         80,000
                  Clubhouse roof                                                      185,000
                                                                                   ----------
                                                                                   $2,575,000
                                                                                   ==========

                  Our lease with the New Club will be for an initial term of 30 years and will be a "triple net" lease. The New Club will be obligated to:

                  o        Pay all utilities and taxes;

                  o        Maintain the facilities in good condition; and

                  o Obtain and maintain adequate insurance coverage on the leased facilities.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

                  Our directors and executive officers are set forth below. Effective August 22, 2000, we adopted Amended and Restated Articles of Incorporation which now provide that our directors will serve staggered, three-year terms. The following table reflects the length of the term of each of our directors. The expiration date of each term will be at the annual stockholders meeting in the year of expiration.

NAME                                     AGE            EXPIRATION OF TERM        POSITION
----                                     ---            ------------------        --------
E. William Barnett                       67                    (1)                Vice President and Director
                                         --                    ---
L. Patton Kline                          72                    (1)                President and Director
                                         --                    ---
John L. Love                             73                    (1)                Vice President and Director
                                         --                    ---
Nancy D. Petry                           76                    (1)                Secretary and Director
                                                               ---
Rawleigh Warner, Jr.                     79                    (1)                Vice President and Director
                                         --                    ---
William L. Speer                         60                    (1)                General Manager, Treasurer and
                                         --                    ---                Assistant Secretary

------------------------------------
(1) The initial terms of our Board of Directors under the new staggered board system will be determined at the Board of Director's spring meeting.

The following is a brief description of the business background of each of directors, executive officers and significant employees.

                  E. WILLIAM BARNETT has been a Vice President and director of the company since August 2000. Mr. Barnett is currently senior counsel in the law firm of Baker Botts, L.L.P. which he served as managing partner from 1984 until 1997. Mr. Barnett has served as an advisory director for J.P. Morgan Chase Bank of Texas during the last five years and since 1998 he has served as a director of the Louis Dreyfus Natural Gas Co. Mr. Barnett has a B.A. from Rice University and an LL.B from the University of Texas School of Law.

                  L. PATTON KLINE has been the President and a director of the company since August 1997. Mr. Kline retired from Marsh & McHeunan Companies on December 1, 1988 and has not been employed since that date. He currently serves as a director of Utilicorp United, an operating electric and gas utility listed on the New York Stock Exchange.

                  JOHN L. LOVE has been a Vice President and director of the company since August 1998. Mr. Love is retired and he is not serving as a director for any other company.

                  NANCY D. PETRY has been Secretary and a director of the company since August 1996. Ms. Petry has not been employed in the last five years and is not serving as a director for any other company.

                  RAWLEIGH WARNER, JR. has been a Vice President and director of the company since August 1994. Mr. Warner has been retired for 15 years and is not serving as a director for any other company.

                  WILLIAM L. SPEER has been the general manager, treasurer and assistant secretary of the company since September of 1983. Mr. Speer also serves as Treasurer and Assistant Secretary for the company.

DIRECTOR AND EXECUTIVE COMPENSATION

                  We do not compensate our officers or directors for services rendered as officers and directors. We also do not reimburse our directors for out-of-pocket expenses incurred in attending board or committee meetings. We have no employment or other contracts with any of our officers or directors.

RELATIONSHIP WITH THE NEW CLUB

                  Each of our directors and executive officers is also a director or executive officer of the New Club, serving for the same term as they serve for us. The following table sets forth all compensation paid by the Old Club to William L. Speer for services rendered in his capacity as general manager, treasurer and assistant secretary.

                                                                    ANNUAL COMPENSATION
                                             -------------------------------------------------------------
     NAME AND PRINCIPAL POSITION             YEAR                    SALARY                          BONUS
-----------------------------------------    ----                    ------                          -----
William L. Speer, general                    2000                    $95,600                         $5,414
  manager, treasurer and
  assistant secretary
                                             1999                    $92,822                         $5,119

                                             1998                    $88,200                         $4,830

                  Other than compensation paid to Mr. Speer, the New Club will not compensate its officers or directors for services rendered as officers or directors. The New Club will also not reimburse its directors for out-of-pocket expenses incurred in attending board or committee meetings. The New Club has no employment or other contracts with any of its officers or directors.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

                  Under the Wyoming Business Corporation Act, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Wyoming law provides that a corporation may indemnify a director for all liability including actual and reasonable expenses if: (1) the person conducted himself or herself in good faith; (2) the person reasonably believed that his or her conduct was in or at least not opposed to the corporation's best interests; (3) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful; or (4) the person engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the Articles of Incorporation, as authorized by Wyoming law. A corporation may indemnify a director for actual and reasonable expenses incurred in connection with a proceeding by or in the right of the corporation, only if the director: (1) has conducted himself or herself in good faith; (2) reasonably believed that his or her conduct was in or at least not opposed to the corporation's best interests; (3) in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful; or (4) the person engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the Articles of Incorporation, as authorized by Wyoming law. No indemnification shall be made in respect of any claim as to which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that despite the adjudication of liability, but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

                  Our Articles of Incorporation and Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the full extent permitted under Wyoming law.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by us of expenses incurred or paid by a director, officer or persons controlling us in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  Wyoming law provides that a corporation may indemnify an officer to the same extent as a director. If the person is an officer but not a director the corporation may indemnify them to such further extent as may be provided by the Articles of Incorporation, the Bylaws, a resolution of the board of directors or contract except for: (1) liability in connection with a proceeding by or in the right of a corporation other than for reasonable expenses incurred in connection with the proceeding, or (2) liability for conduct that constitutes a receipt by the officer of financial benefit to which he is not entitled, an intentional infliction of harm on the corporation or shareholders, or an intentional violation of criminal law.

                  Wyoming law does not limit a corporation's power to indemnify, advance expenses or maintain insurance on behalf of an employee or agent.

                       SECURITIES OWNERSHIP OF MANAGEMENT

                  The following table sets forth certain information regarding the beneficial owner of our common stock as of March 31, 2001, and as adjusted to reflect the sale of 7,359 shares of Class A common stock in this offering, by:

                  o        each of our directors;

                  o        each of our executive officers; and

                  o all of our directors and executive officers as a group.

Shares reflected as owned after the offering and the related percentage owned after the offering include both shares of our common stock and our Class A common stock. As of March 31, 2001, no shareholder owned, and following this offering no shareholder will own, more than five percent of our outstanding stock. As of March 31, 2001, there were 31,250 shares of common stock outstanding. Assuming all of the shares of Class A common stock are sold, there will be 7,359 shares of Class A common stock outstanding after this offering.

                                                          NUMBER OF SHARES                         PERCENTAGE
                                                ------------------------------------  ----------------------------------
              NAME AND ADDRESS OF                 PRIOR TO THIS       AFTER THIS       PRIOR TO THIS     AFTER THIS
                BENEFICIAL OWNER                     OFFERING          OFFERING           OFFERING        OFFERING
----------------------------------------------- ------------------ -----------------  ----------------------------------
E. William Barnett                                     250               283           less than 1%     less than 1%
910 Louisiana Street, Suite #3000
Houston, Texas 77002

L. Patton Kline                                        250               283           less than 1%     less than 1%
Mountain Lake
Lake Wales, Florida  33859

John L. Love                                           500               533                   1.6%             1.3%
P.O. Box 305, 1159 Sombria Court
Pebble Beach, California  93953

Nancy D. Petry                                           0                33                     0%     less than 1%
3200 East Quincy
Englewood, Colorado  80110

Rawleigh Warner, Jr.                                   500               533                   1.6%             1.3%
Suite 2901, 375 Park Avenue
New York, New York  10152

                                       20

William L. Speer                                        0                 0                  0%               0%
P.O. Box 725
Saratoga, Wyoming  82331

All directors and officers as a group                 1,500             1,665               4.8%             4.3%
(6 persons)


                          DESCRIPTION OF CAPITAL STOCK

                  Our authorized capital stock consists of 50,000 shares of our common stock, without par value, and 50,000 shares of our Class A common stock, par value $.10 per share. At December 31, 2000, 31,250 shares of our common stock and no shares of our Class A common stock were outstanding. Assuming the entire amount of this offering is sold, we will have 7,359 shares of our Class A common stock outstanding.

                  The rights of the holders of our common stock and our Class A common stock are identical in all respects, except as discussed below.

DIVIDENDS

                  The holders of shares of our common stock and our Class A common stock will be entitled to receive dividends that our Board of Directors may declare out of legally available funds. No dividend may be declared or paid in cash or property on any share of either common stock or Class A common stock unless simultaneously an equivalent dividend is declared or paid on each share of that and every other class of common stock. In the event of stock dividends, holders of our common stock or our Class A common stock will be entitled to receive only additional shares of their respective class.

VOTING RIGHTS

                  The shares of our common stock and our Class A common stock will vote together as a single class on all matters submitted to a vote of shareholders, except with respect to any matter that will alter the attributes of our Class A common stock and as required by law. Each share of our common stock and each share of our Class A common stock is entitled to one vote per share.

LIQUIDATION RIGHTS

                  Upon our liquidation, dissolution or winding up, the holders of our common stock and our Class A common stock are entitled to share ratably in all assets available for distribution after payment in full to creditors.

TRANSFERABILITY

                  COMMON STOCK. The transfer of shares of common stock is completely restricted. Currently, no shares of the common stock may be transferred or assigned, or distributed to any heir, legatee, successor of the owner or to any other person.

                  CLASS A COMMON STOCK. Each share of our Class A common stock will be transferable by its owner to any member of the owner's "immediate family." The term "immediate family" means the owner's spouse, children and grandchildren. The term "immediate family" does not include a trust, corporation, partnership, limited liability company or other form of legal entity, whether or not for the benefit of any of the persons named above.

REPURCHASE OBLIGATION

                  COMMON STOCK. Upon the death of a holder of shares of our common stock, we will be obligated to repurchase the shares for a purchase price of $150 per share, subject to availability of funds. The determination of the funds available for any such repurchase will be made in the sole discretion of our Board of Directors. In the event that we become obligated to purchase the shares of more than one owner, the shares will be purchased in the order in which we receive the requests for repurchase.

                  CLASS A COMMON STOCK. In the event that a holder of shares of our Class A common stock ceases to be a member of the New Club, whether by death or otherwise, and upon request of the owner (or the estate of the owner), we will be obligated to repurchase those shares for a purchase price equal to one-half of the purchase price originally paid to us for those shares. Initially, the repurchase price will be approximately $182 per share, subject to adjustment to prevent dilution and subject to availability of funds. The determination of the funds available for any such repurchase will be made in the sole discretion of our Board of Directors. If we become obligated to repurchase the shares of more than one owner, the shares will be purchased in the order in which we receive the requests for repurchase.

POSSIBLE ANTI-TAKEOVER EFFECTS

                  Our Board of Directors is divided into three classes. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire of Board of Directors. The term for directors in the first class expires at the annual meeting of stockholders to be held in 2001; the initial term for the directors in the second class expires at the annual meeting of stockholders to be held in 2002; and the initial term for the directors in the third class expires at the annual meeting of stockholders to be held in 2003. A director may be removed only for cause and only upon the affirmative vote of the holders of a majority of the outstanding capital stock entitled to vote at an election of directors. A director who has served for two consecutive terms of three years each, for a total of six consecutive years, shall be ineligible for reelection to the Board of Directors. The existence of a staggered Board of Directors could delay or frustrate the removal of incumbent directors and could also discourage or make more difficult a merger, a tender offer or proxy contest even if such event would be favorable to the interests of the stockholders.

MARKET FOR CLASS A COMMON STOCK

                  No public market currently exists for our common stock or our Class A common stock. Similarly, because transferability of our Class A common stock is restricted, no public market will exist for our Class A common stock. Except for the rights to purchase our Class A common stock provided pursuant to our merger with the Old Club, there are no outstanding options or warrants to purchase, or securities convertible into, our common stock or our Class A common stock. We have not agreed to register any shares of our common stock or our Class A common stock, other than the Class A common stock being registered pursuant to this offering. We presently have 80 stockholders of record for our common stock and no stockholders of record for our Class A common stock.

TRANSFER AGENT

                  We will act as our own transfer agent for our Class A common stock.

                              PLAN OF DISTRIBUTION

                  On or after ________, 2001, we will distribute copies of this prospectus to all holders of record of membership interests in the Old Club on July 15, 2000 and any persons interested in becoming a member of the New Club. If you wish to purchase shares of our Class A common stock pursuant to this offering, you should complete the Subscription Agreement attached as Appendix B and return it, with payment for the shares, to William Speer at the address specified in the Instructions to the Subscription Agreement. If you have any questions, you should contact William Speer at the telephone number and address specified in the Instructions to the Subscription Agreement.

                  No compensation will be paid to our officers or directors in connection with the sale of our Class A common stock.

                                  LEGAL MATTERS

                  McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma, as our counsel, will issue an opinion for us regarding the validity of our shares of Class A common stock offered by this prospectus.

                                     EXPERTS

                  Our financial statements as of and for the period ended December 31, 2000 included in this prospectus and elsewhere in the related registration statement have been audited by Dalby, Wendland & Co., P.C., independent certified public accountants. Our financial statements for the period ended December 31, 1999 included in this prospectus and elsewhere in the related registration statement have been audited by Roger J. Schneider, independent certified public accountant. We have relied on their reports, included herein, and upon their authority as experts in accounting and auditing in giving those reports.

                  Roger J. Schneider remains our principal independent accountant. Mr. Schneider has not resigned or been dismissed. At Mr. Schneider's request, we hired Dalby, Wendland & Co., P.C. to audit our financial statements as of and for the period ended December 31, 2000, and to assist us in the production of this registration statement because of their experience with SEC disclosure and reporting matters. We engaged Dalby, Wendland & Co., P.C. on January 18, 2001. Mr. Schneider's prior year reports on our financial statements were not qualified in any manner, and our Board of Directors approved Mr. Schneider's recommendation to enlist the assistance of Dalby, Wendland & Co., P.C. We have no disagreements with Mr. Schneider on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure. Mr. Schneider has not advised us that internal controls necessary to develop reliable financial statements did not exist, that information had come to his attention that made him unwilling to rely on our representations or unwilling to be associated with our financial statements, that the scope of our audits should be expanded significantly, or that information came to his attention that would materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements or any financial statements included as part of this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

                  Because this is our first public offering, we have never been subject to the reporting requirements of the Securities and Exchange Act of 1934. Following this offering, we will not be subject to reporting requirements of the Securities and Exchange Act of 1934. We presently provide our common stockholders an annual report including audited financial statements. We will also provide an annual report with audited financial statements to our Class A common stockholders. We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the Class A common stock offered by this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules. For further information about us and our Class A common stock, please refer to the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or document filed as an exhibit to the registration statement are qualified by reference to such exhibit as filed.

                  You may read and copy the registration statement, and the exhibits and schedules thereto, or any other material we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of this Website is http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                             ----
INDEPENDENT AUDITORS' REPORTS................................................................................F-2

COMBINED BALANCE SHEET, as of December 31, 2000..............................................................F-4

COMBINED STATEMENTS OF OPERATIONS,
    for the years ended December 31, 2000 and 1999...........................................................F-5

COMBINED STATEMENTS OF SHAREHOLDERS'
    EQUITY, for the years ended December 31, 2000 and 1999...................................................F-6

COMBINED STATEMENTS OF CASH FLOWS,
    for the years ended December 31, 2000 and 1999...........................................................F-7

NOTES TO COMBINED FINANCIAL STATEMENTS.......................................................................F-8

To Old Baldy Corporation

REPORT OF INDEPENDENT AUDITORS

We have audited the accompanying combined balance sheet of Old Baldy Corporation and affiliates as of December 31, 2000, and the related combined statements of operations, shareholders' equity, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Old Baldy Corporation and affiliates as of December 31, 2000, and the combined results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



DALBY, WENDLAND & CO., P.C.

Grand Junction, Colorado
February 2, 2001

To Old Baldy Corporation

REPORT OF INDEPENDENT AUDITOR

To the Board of Directors and Stockholders of Old Baldy Corporation

I have audited the accompanying combined statements of operations, shareholders' equity, and cash flows of Old Baldy Corporation and affiliates for the year ended December 31, 1999. These combined financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these combined financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

Subsequent to the completion of my audit and the issuance of my report on the combined financial statements referred to above, I became aware of certain misstatements in those combined financial statements. The effect of correcting those misstatements is summarized in Note 13 to the combined financial statements referred to above. If these misstatements had been known at the time I issued my original report, that report would have been the same as that issued.

In my opinion, the combined financial statements referred to above present fairly, in all material respects, the results of combined operations, the shareholders' equity, and cash flows of Old Baldy Corporation and its affiliates for the year ended December 31, 1999.

Roger J. Schneider
Certified Public Accountant
Rawlins, Wyoming

May 9, 2000 except for Note 13, as to which the date is February 2, 2001.

                              OLD BALDY CORPORATION

                             COMBINED BALANCE SHEET

                                December 31, 2000

                                                                                                                     2000
                                                                                       -----------------------------------
                                      ASSETS

CURRENT ASSETS

 Cash                                                                                                         $    77,013
 Accounts receivable, trade                                                                                        20,405
 Accounts receivable, employees                                                                                     4,236
 Inventories                                                                                                      107,506
 Investments                                                                                                    1,308,997
 Accrued interest receivable                                                                                       30,756
 Income tax receivable                                                                                             55,426
                                                                                       -----------------------------------
                                                               TOTAL CURRENT ASSETS                             1,604,339
                                                                                       -----------------------------------
PROPERTY, PLANT AND EQUIPMENT, at cost, net                                                                     2,606,191
                                                                                       -----------------------------------
OTHER ASSETS

 Land held for sale                                                                                               112,169
 Other                                                                                                              7,535
                                                                                       -----------------------------------
                                                                 TOTAL OTHER ASSETS                               119,704
                                                                                       -----------------------------------
                                                                       TOTAL ASSETS                         $   4,330,234
                                                                                       ===================================

         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

 Bank line of credit                                                                                         $    350,875
 Accounts payable, trade                                                                                          182,178
 Accrued liabilities                                                                                               81,425
 Current obligations under capital leases                                                                          27,918
                                                                                       -----------------------------------
                                                          TOTAL CURRENT LIABILITIES                               642,396
                                                                                       -----------------------------------
LONG-TERM LIABILITIES

 Long-term obligations under capital leases                                                                         9,752
                                                                                       -----------------------------------
                                                        TOTAL LONG-TERM LIABILITIES                                 9,752
                                                                                       -----------------------------------
                                                                  TOTAL LIABILITIES                               652,148
                                                                                       -----------------------------------
STOCKHOLDERS' EQUITY

 Common stock, no par value; authorized 50,000 shares; issued and
  outstanding 31,250 shares                                                                                     3,182,614
 Common stock, Class A, $.10 par value; authorized 50,000 shares;
  none issued                                                                                                          --
 Retained earnings                                                                                                495,472
                                                                                       -----------------------------------
                                                         TOTAL STOCKHOLDERS' EQUITY                             3,678,086
                                                                                       -----------------------------------
                                         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $   4,330,234
                                                                                       ===================================

                            See accompanying notes.

                             OLD BALDY CORPORATION

                      COMBINED STATEMENTS OF OPERATIONS

                    Years ended December 31, 2000 and 1999

                                                                                     2000                               1999
                                                             -----------------------------    -------------------------------
                                                                                                               (As restated)
SALES, net                                                                    $ 2,131,068                       $  2,037,466
MEMBER DUES AND INITIATION FEES                                                 1,084,947                          1,136,170
                                                             -----------------------------    -------------------------------
                                                                                3,216,015                          3,173,636
                                                             -----------------------------    -------------------------------
OPERATING EXPENSES

 Salaries, wages and benefits                                                   1,905,873                          1,784,666
 Cost of sales                                                                    387,786                            329,813
 Depreciation                                                                     368,723                            389,691
 Repair and maintenance                                                           204,080                            178,559
 Utilities                                                                        166,037                            153,963
 Legal and accounting                                                              19,621                             14,800
 Insurance, taxes and licenses                                                    109,495                            113,263
 Other operating                                                                  328,374                            380,928
                                                             -----------------------------    -------------------------------
                         TOTAL OPERATING EXPENSES                               3,489,989                          3,345,683
                                                             -----------------------------    -------------------------------
                                   OPERATING LOSS                                (273,974)                          (172,047)
                                                             -----------------------------    -------------------------------
OTHER INCOME (EXPENSES)

 Gain on lot sales                                                                131,482                                  -
 Gain on equipment sales                                                            1,840                             19,423
 Interest income                                                                   71,637                             58,366
 Interest expense                                                                 (31,741)                           (27,046)
 Consulting expense                                                              (113,739)                                 -
                                                             -----------------------------    -------------------------------
                     TOTAL OTHER INCOME (EXPENSE)                                  59,479                             50,743
                                                             -----------------------------    -------------------------------
                           LOSS BEFORE INCOME TAX                                (214,495)                          (121,304)
PROVISION FOR INCOME TAX                                                            1,713                             14,893
                                                             -----------------------------    -------------------------------
                                         NET LOSS                             $  (212,782)                      $   (106,411)
                                                             =============================    ===============================

LOSS PER SHARE                                                                $     (6.81)                      $      (3.43)
                                                             =============================    ===============================



                             See accompanying notes.

                              OLD BALDY CORPORATION

                   COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                  For the years ended December 31, 2000 and 1999

                                                                   Total            Common              Retained
                                                                  Shares            Stock               Earnings
                                                              ---------------- ----------------- ------------------------
Balance at December 31, 1998 as previously reported                    30,750        $3,116,529                $ 914,780
 Prior period adjustments                                                   -                 -                 (100,115)
                                                              ---------------- ----------------- ------------------------
Balance at December 31, 1998, as restated                              30,750         3,116,529                  814,665
 Stock issued, as restated                                                500            66,085                        -
 Net loss, as restated                                                      -                 -                 (106,411)
                                                              ---------------- ----------------- ------------------------
Balance at December 31, 1999, as restated                              31,250         3,182,614                  708,254
   NET LOSS                                                                 -                 -                 (212,782)
                                                              ---------------- ----------------- ------------------------
BALANCE AT DECEMBER 31, 2000                                           31,250        $3,182,614                $ 495,472
                                                              ================ ================= ========================







                              See accompanying notes.

                               OLD BALDY CORPORATION
                         COMBINED STATEMENTS OF CASH FLOWS

                       Years ended December 31, 2000 and 1999

                                                                                                    2000                      1999
                                                                               -------------------------   ------------------------
                                                                                                                     (As restated)
CASH FLOWS FROM OPERATING ACTIVITIES

 Net loss                                                                                   $   (212,782)            $    (106,411)
 Adjustments  to  reconcile  net  loss  to  net  cash  provided  by  operating activities:
  Depreciation and amortization                                                                  368,723                   389,691
  Deferred income taxes, net                                                                      (1,713)                  (14,893)
  Gain on lot sales                                                                             (131,482)                        -
  Gain on equipment sales                                                                         (1,840)                  (19,423)
  (Increase) decrease in current assets:
  Accounts receivable, trade                                                                       5,756                       168
  Accounts receivable, employees                                                                    (371)                     (161)
  Inventories                                                                                     22,391                    (4,425)
  Accrued interest receivable                                                                    (10,099)                      466
  Other                                                                                             (244)                   48,420
  Increase (decrease) in current liabilities:
  Accounts payable, trade                                                                         73,434                    18,784
  Accrued liabilities                                                                              8,463                    (1,494)
                                                                               -------------------------   ------------------------
                                     NET CASH PROVIDED BY OPERATING ACTIVITIES                   120,236                   310,722
                                                                               -------------------------   ------------------------

CASH FLOWS FROM INVESTING ACTIVITIES

 Purchase of fixed assets                                                                       (171,701)                 (424,532)
 Purchase of investment                                                                       (1,308,997)               (1,102,493)
 Maturity of investment                                                                        1,102,493                 1,049,000
 Proceeds from lot sales                                                                         149,472                         -
 Proceeds from equipment sales                                                                     1,940                    50,337
                                                                               -------------------------   ------------------------
                                         NET CASH USED BY INVESTING ACTIVITIES                  (226,793)                 (427,688)
                                                                               -------------------------   ------------------------

CASH FLOWS FROM FINANCING ACTIVITIES

 Payments of capital lease, net of transfer to current                                           (26,018)                  (24,247)
 Advances from bank line of credit, net                                                              875                   125,000
 Proceeds from common stock sales                                                                      -                    66,085
                                                                               -------------------------   ------------------------
                              NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                   (25,143)                  166,838
                                                                               -------------------------   ------------------------
                                               NET INCREASE (DECREASE) IN CASH                  (131,700)                   49,872
CASH - beginning of year                                                                         208,713                   158,841
                                                                               -------------------------   ------------------------
CASH - end of year                                                                            $   77,013              $    208,713
                                                                               =========================   ========================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
  Interest                                                                                    $   28,951              $     26,745
  Income taxes                                                                                $        -              $          -

                              See accompanying notes.

                      OLD BALDY CORPORATION AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                 For the years ended December 31, 2000 and 1999


NOTE 1 -   NATURE OF OPERATIONS

Old Baldy Corporation (the Company), a Wyoming corporation established in 1976, owns and operates a private golf course and fishing club located in the North Platte River Valley of south central Wyoming near Saratoga. Members and their guests have access to the Company's facilities, which include lodging, restaurant and lounge, eighteen hole golf course and guided fishing trips. The club is generally open from Memorial Day through the end of September.

NOTE 2 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying combined financial statements include the accounts of Old Baldy Corporation and Old Baldy Club (Old Club), a Wyoming not-for-profit corporation established in 1963.

Pursuant to an Agreement and Plan of Reorganization (the Agreement) dated May 29, 2000, approved by the shareholders of the Company and the members of Old Club, the Company acquired all of the assets and assumed all of the liabilities of Old Club effective September 30, 2000.

In conjunction with this Agreement, the Company formed a new, Wyoming not-for-profit corporation also under the name Old Baldy Club (New Club). Under the terms of the Agreement, each member of Old Club became a member of New Club with the subsequent purchase of thirty-three shares of the Company's Class A common stock. There was no activity in the accounts of New Club from inception through December 31, 2000.

Two members of the Company's board of directors and the Company's general manager serve as directors of Old Baldy Water and Sewer Company. The operations of Old Baldy Water and Sewer Company are immaterial and, therefore, have not been combined with the activities of the Company.

All significant intercompany balances and transactions have been eliminated in combination.

USE OF ESTIMATES

Management uses estimates and assumptions in preparing combined financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could vary from the estimates that were used in preparing the combined financial statements.

CASH AND CASH EQUIVALENTS

The Company considers demand accounts and short-term investments with maturities of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at December 31, 2000 and 1999.

ACCOUNTS RECEIVABLE

Accounts receivable represents membership dues and fees. Management has not established an allowance for doubtful accounts since bad debt expense has, historically, been insignificant.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories consist primarily of retail goods and liquor stock at December 31, 2000.

INVESTMENTS

The Company invests in short-term repurchase agreements with a bank. The repurchase agreements are collateralized by an undivided interest primarily in various U.S. Agency Securities. The repurchase agreements are generally for a term of six months and accrue interest at a stated rate paid at maturity. The repurchase agreements are not insured by the Federal Deposit Insurance Corporation. The Company classifies the repurchase agreements as held-to-maturity because of the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for accrued interest.

RESTRICTIONS OF CERTAIN ASSETS

The board of directors has informally restricted the use of certain assets, primarily the investment account and a savings account, for capital purposes.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are recorded at cost. Replacements and major improvements are capitalized; maintenance and repairs are expensed as incurred. Gains and losses on asset dispositions are included in the determination of net income. Depreciation of property, plant and equipment is computed by the straight-line method over their estimated useful lives.

LONG-LIVED ASSETS

Long-lived assets, such as property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. No write-downs were necessary for fiscal 2000 or 1999.

LAND HELD FOR SALE

The Company has approximately twenty-five lots available for sale at December 31, 2000. The investment in land held for sale is carried at the lower of cost or fair value, net of selling costs.

REVENUE RECOGNITION

Membership dues and fees are billed to members annually at the beginning of the year. Revenue is recognized monthly on a pro rata basis during the year. Other revenue for sales and services is recognized as income at the time the sale is made or the service provided.

PROMOTION COSTS

Promotions costs include relations with members and the local community and preparation of brochures. Promotion costs are expensed as incurred. Since club membership is by invitation only, the Company has no advertising costs.

INCOME TAXES

The Company records income taxes in accordance with the liability method of accounting. Deferred taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax law. Changes in enacted tax rates are reflected in the tax provision as they occur.

EARNINGS PER SHARE

Earnings per share is based on the weighted average number of common shares outstanding.

BUSINESS SEGMENT

The Company operates one reportable business segment, which includes the operations and maintenance of the club property and amenities for the use of members and their guests.

RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, was issued in June 1998. SFAS No. 133 was originally effective for fiscal years beginning after June 15, 1999, with early adoption permitted. In June 1999, SFAS No. 137, ACCOUNTING FOR DERIVATIVE AND HEDGING ACTIVITIES - DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133 - AN AMENDMENT OF FASB STATEMENT NO. 133, was issued. SFAS No. 137, among other items, deferred the final implementation to fiscal years beginning after June 15, 2000.

SFAS No. 133 provides comprehensive guidelines for the recognition and measurement of derivatives and hedging activities and specifically requires all derivatives to be recorded on the balance sheet at fair value. The Company has not historically entered into derivative and hedging transactions. Therefore, the implementation of this pronouncement is not expected to have an effect on the Company and its operations.

RECLASSIFICATIONS

Certain amounts in the 1999 Combined financial statements have been reclassified to conform to the 2000 presentation.

NOTE 3 -   INVESTMENTS

The repurchase agreement is stated at cost and earns interest at 6%. The repurchase agreement is collateralized by an undivided interest in primarily certain U.S. Government Agency Securities. The repurchase agreement matures February 8, 2001.

The board of directors has informally restricted the use of certain assets, primarily the investment account and a savings account, for capital purposes.

NOTE 4 -   PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following at December 31, 2000:

          Land                                           $ 223,994
          Building and improvements                      1,837,975
          Water system, landscaping and roads            2,304,907
          Equipment and furniture                        3,726,785
                                                       -----------
                                                         8,093,661
          Less accumulated depreciation                 (5,487,470)
                                                       -----------
                                                       $ 2,606,191
                                                       ===========

Depreciation expense was $368,723 and $389,691 for the years ended December 31, 2000 and 1999, respectively.

NOTE 5 -   BANK LINE OF CREDIT

The Company has a line of credit of $350,875 with a variable rate of interest at 1% over prime rate (10.5% at December 31, 2000). Collateral for the line of credit includes machinery, equipment, furniture and fixtures, and vehicles. The line of credit is due May 1, 2001.

NOTE 6 -   LEASE OBLIGATIONS

The Company leases certain equipment under a capital lease arrangement. The asset recorded under this agreement included in property, plant and equipment consists of cost of $103,175 and accumulated depreciation of $51,588 at December 31, 2000.

Future minimum capital lease payments under this capital lease are as follows:

    2001                                                                              $ 29,688
    2002                                                                                 9,896
                                                                                      --------
                                                    TOTAL MINIMUM PAYMENTS              39,584
     Amount representing interest                                                       (1,914)
                                                                                      --------
     Obligation under capital lease                                                     37,670
     Obligation due within one year                                                    (27,918)
                                                                                      --------
                                  LONG-TERM OBLIGATION UNDER CAPITAL LEASE            $  9,752
                                                                                      ========

The Company also leases office equipment under a noncancellable operating agreement. Rent expense under this agreement was $2,381 and $397 for the years ended December 31, 2000 and 1999, respectively. Minimum rental payments for the years ending December 31 under the terms of this lease are as follows:

    2001                      $2,381
    2002                       2,381
    2003                       2,381
    2004                       1,984
                              ------
                              $9,127
                              ======

NOTE 7 -   COMMON STOCK

The Company has no par common stock and $.10 per share par value Class A common stock. Both types of common stock have voting rights. The Company may repurchase common shares for $150 per share, subject to availability of funds as determined by the board of directors. With respect to Class A common stock, when an owner of a membership in New Club ceases to be a member and, upon request of the owner, the Company is obligated to repurchase shares for $182 per share subject to an adjustment to prevent dilution and availability of funds as determined by the board of directors. Otherwise, the transferability of common shares and Class A shares is prohibited.

NOTE 8 -   INCOME TAX

The components of the income tax provision for the years ended December 31, 2000 and 1999 are as follows:

                                                 2000               1999
                                                 -----             ------
    Deferred Benefit:
        Federal                                 $1,713             $14,893
                                                ------             -------

The difference between the provision for income taxes and income taxes computed using the U.S. Federal tax rate was due primarily to net operating losses, valuation allowance for deferred tax assets and non-deductible expenses.

The Company and Old Club filed separate income tax returns. The Company and New Club will file separate income tax returns in the future. Since the only source of expected future revenues are nominal rental income from a long-term lease with New Club and interest income, the Company will not be able to generate sufficient net income to use existing net operating loss carryforwards. Therefore, the Company did not have any net deferred tax assets or liabilities at December 31, 2000.

At December 31, 2000, the Company had net operating loss carryforwards of approximately $5,600 and $197,000 that expire in 2019 and 2020, respectively.

NOTE 9 -   EMPLOYEE BENEFIT PLAN

The Company offers a defined contribution profit sharing plan (the Plan) to its full-time employees. To be eligible for the Plan, the employee must be 21 years of age and work a minimum of 1,000 hours per calendar year. The Plan has a five-year vesting schedule. Employee benefit plan expense was $31,622 and $29,930 for the years ended December 31, 2000 and 1999, respectively.

NOTE 10 -  CONCENTRATION OF CREDIT AND OTHER RISKS

As a private club, the Company is dependent upon its members and their guests for a substantial portion of its business. Members' residences are located throughout the United States. Annual membership dues were $4,500 and $4,000 for 2000 and 1999, respectively. There were approximately 211 members at December 31, 2000. New member initiation fees are $15,000.

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash deposits with financial institutions in excess of insured limits, investments in repurchase agreements and member accounts receivable. The repurchase agreement is collateralized primarily by an undivided interest in U.S. Government Agency Securities. Concentrations of credit risk with respect to member accounts receivable are limited due to the small amounts involved and geographic diversity of the membership.

NOTE 11 -  FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value of financial instruments:

CASH AND CASH EQUIVALENTS - The carrying amounts of these items are a reasonable estimate of their fair value due to the short-term to maturity and readily available market for these types of instruments.

REPURCHASE AGREEMENT - The carrying amount of this item, including accrued interest, is a reasonable estimate of its fair value due to the short-term to maturity.

BANK LINE OF CREDIT - The carrying amount of this variable rate borrowing approximates fair value due to the short period of time to maturity.

NOTE 12 -  SUBSEQUENT EVENT

In conjunction with the Agreement and Plan of Reorganization discussed in
Note 2 above, the Company is offering each member of New Club the right to subscribe to thirty-three shares of the Company's Class A common stock for approximately $364 per share.

The proceeds from the sale of Class A common stock are planned to be used for improvements to the golf course irrigation system and roads, a new roof for the clubhouse and construction of other buildings.

NOTE 13 -  PRIOR PERIOD ADJUSTMENTS

The combined financial statements of Old Baldy Corporation for the years ended December 31, 1999 and 1998 included balances and amounts that have been adjusted. The primary balances that were adjusted include depreciation and accumulated depreciation, accounts receivable, certain expenses and accounts payable, capital lease payable, property and equipment, and deferred taxes. Consequently, the combined financial statements as of and for the years ended December 31, 1999 and 1998 have been adjusted as follows:

                                                                   Before
                                                                 adjustment         As adjusted
                                                                 ----------         -----------
    Net sales, member dues and initiation fees                   $3,157,697          $3,173,636
    Operating expenses                                           $3,201,012          $3,345,683
    Other income, net                                            $   38,255          $   50,743
    Income tax benefit                                           $        0          $   14,893
    Net loss                                                     $    5,060          $  106,411
    Retained earnings at December 31, 1998                       $  914,780          $  814,665

                                                                      APPENDIX A
May 12, 2000


Mr. William L. Speer, CCM
Old Baldy Club
East Pic-Pike Road
P.O. Box 707
Saratoga, Wyoming 82331

Re: Appraisal of the Old Baldy Club and its associated real estate, Saratoga, Wyoming.

Dear Mr. Speer:

As requested, we have completed an appraisal of the above captioned property for the purpose of estimating the as is "market value" and "use value" of the fee simple estate for the going concern. It is our understanding the intended use of the appraisal is for internal management purposes.

This letter is accompanied by a "complete self-contained" appraisal report that contains a description of the subject property, market data, certifications, assumptions and limiting conditions used in the analysis. It is intended that the appraisal report comply with the Appraisal Foundation's UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE, Title XI FIRREA requirements.

The effective date of the appraisal is the date of inspection, being March 29, 2000. Based on the analysis in the following report, it is our opinion that the overall "USE VALUE" of the subject property, as of March 29, 2000 was:

                                   $10,250,000
                "TEN MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS"

Furthermore, if the property were offered on the open market rather than continuing as a privately operated club, a sales price, lower than the concluded "use value" would result. This is the result of some economic obsolescence related to the shortness of the operating season, the local economy and demographics, the nature of the improvements, etc. After considering the subject's potential value to another party, we have concluded that the overall "MARKET VALUE" of the subject property, as of March 29, 2000, was:

                                   $5,800,000
                  "FIVE MILLION EIGHT HUNDRED THOUSAND DOLLARS"

The above value estimates include FF& E (furniture, fixtures & equipment) for the golf course, clubhouse, lodging units and various maintenance machineries. An appropriate deduction should be made to reflect the value of the real estate only. The estimated value of the subject's combined FF& E is $684,000. To arrive at this number we relied heavily on the depreciated book value reported in the 1998 financial statement. It is noted however that the quality and value of the FF & E that is presently in the property may exceed this value. There are some antiques and art pieces that likely have greater value than typical FF & E. Our estimate of FF & E value is meant to reflect more typical very good quality packages as discussed in the cost approach section.

Your comments and questions are welcome.

Respectfully submitted,

/s/ Howard J. Layton                     /s/ Wayne D. Harris
------------------------------------     ---------------------------
Howard J. Layton, MAI, CCIM              Wayne D. Harris


--------------------------------------   --------------------------------------
Utah State Certified General Appraiser   Utah State Certified General Appraiser
Certificate CG00040312 Expires 3-31-01   Certificate CG37157 Expires 6-30-01
--------------------------------------   --------------------------------------

                        SUMMARY OF IMPORTANT CONCLUSIONS

Subject Identification:             The subject property is: The Old Baldy Club
                                    and its associated real estate. The property is located on East Pic Pike Road just east of the city limits of Saratoga, Wyoming. The property is comprised of many improvement types including both on and off site.

Site/Improvement Data:              The  subject  is quite  large and  consists
                                    of many separately taxed parcels. We have roughly estimated the size at 565 acres.
                                    This included some non-contiguous parcels located in the town of Saratoga. All utilities serve the subject site. The site is improved with a clubhouse and 35 lodging units as well as an 18-hole golf course, 4 buildable residential lots, a swimming pool, 2 tennis courts, a skeet/trap facility, several service/maintenance buildings, Lake
                                    George & various fishing holes & bridges.

Interest Appraised:                 Fee Simple
Reasonable Marketing Period:        1 to 2 years

VALUE CONCLUSION (INCLUDE FF&E):

                 VALUE SUMMARY - Old Baldy Club Properties

                                                         MARKET VALUE             "USE" VALUE
                                                      ------------------       ------------------
Club House, Cottages, Suites, Amenities,              $        2,600,000       $        4,200,000
Golf Course & Misc. Buildings                         $        1,000,000       $        3,850,000
                                                      ------------------       ------------------
                                           sub-total  $        3,600,000       $        8,050,000
Additional Land Area                                  $        1,060,000       $        1,060,000
Sportsman & Mod. House - 415 Rochester                $          110,000       $          110,000
Nuhn House - 407 Sharp                                $          235,000       $          235,000
8 Cabins - 102 to 106 State Street                    $          115,000       $          115,000
Manager Home - 107 Arapahoe                           $          270,000       $          270,000
4 Old Baldy Lots - Lots 1, 2, 3, 4                    $          200,000       $          200,000
Condit Court Lots - 29 & 30                           $           80,000       $           80,000
Apartment - 1207 Rangeview                            $          135,000       $          135,000
                                                      ------------------       ------------------
                                               TOTAL  $        5,805,000       $       10,255,000
                                             ROUNDED  $        5,800,000       $       10,250,000

                                                                      APPENDIX B

                             SUBSCRIPTION AGREEMENT

           FOR SHARES OF CLASS A COMMON STOCK OF OLD BALDY CORPORATION

SECTION 1 -- EXERCISE AND SUBSCRIPTION

                  The undersigned irrevocably subscribes for 33 shares of Class A common stock, par value $0.10 per share, of Old Baldy Corporation, at an aggregate purchase price of $12,000 U.S. Dollars, as indicated below on the terms and subject to the conditions specified in Old Baldy Corporation's prospectus dated ___________, 2001, the receipt of which is hereby acknowledged.

METHOD OF PAYMENT (CHECK ONE)

                  [ ] Uncertified check. PLEASE NOTE THAT FUNDS PAID BY UNCERTIFIED PERSONAL CHECK MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, INVESTORS WHO WISH TO PAY THE PURCHASE PRICE BY MEANS OF AN UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED BY OLD BALDY CORPORATION AND CLEARS THE BANKING SYSTEM BY SUCH TIME. TO AVOID THE DELAY CAUSED BY THE CLEARANCE PROCESS, YOU ARE URGED TO CONSIDER PAYMENT BY MEANS OF A CERTIFIED OR BANK CHECK, BY MONEY ORDER OR BY WIRE TRANSFER OF IMMEDIATELY AVAILABLE FUNDS.

                  [ ] Certified check or bank draft (cashier's check) drawn on a U.S. bank or money order, payable to Old Baldy Corporation.

                  [ ] Wire transfer of immediately available funds directed to the account maintained by Old Baldy Corporation at Community First National Bank, ABA #_________, Account No. _________.

SECTION 2 -- SPECIAL ISSUANCE OR DELIVERY INSTRUCTIONS

                  (a) To be completed ONLY if the certificate representing the Class A common stock is to be issued in a name other than the undersigned's name as set forth in the records of the Old Baldy Club. See the Instructions. DO NOT FORGET TO COMPLETE THE GUARANTEE OF SIGNATURE(S) SECTION BELOW.

Issue Shares to:                          Soc. Sec. #/Tax ID #:
                --------------------------                     -----------------

Address:
        ------------------------------------------------------------------------

                  (b) To be completed ONLY if the certificate representing the Class A common stock is to be sent to an address other than the undersigned's address as shown in the records of the Old Baldy Club. See the Instructions. DO NOT FORGET TO COMPLETE THE GUARANTEE OF SIGNATURE(S) SECTION BELOW.

Name:
     ---------------------------------------------------------------------------

Address:
        ------------------------------------------------------------------------

SECTION 3 -- ACKNOWLEDGMENT -- THE SUBSCRIPTION AGREEMENT FORM IS NOT VALID UNLESS YOU SIGN BELOW.

                  I/we acknowledge receipt of the prospectus and understand that after delivery to Old Baldy Corporation, I/we may not modify or revoke this Subscription Agreement. Under penalties of perjury, I/we certify that the information contained herein, including the social security number or taxpayer identification number, if given above, is correct.

                  The signature below must correspond with the name of the member of the Old Baldy Club exactly as it appears on the books on July 15, 2000 of the Old Baldy Club without any alteration or change whatsoever.

Signature(s) of Member:                           Date:
                       ---------------------------     -------------------------

                  If signature is by trustee(s), executor(s), administrator(s), guardian(s), attorney(s)-in-fact, agent(s), officer(s) of a corporation or another acting in a fiduciary or representative capacity, please provide the following information (please print). See the Instructions.

Name:                      Capacity:             Soc. Sec. #/Tax ID #:
     ----------------------         -------------                      ---------

Address:                                           Phone:
        -------------------------------------------      -----------------------

                            GUARANTEE OF SIGNATURE(S)

                  All investors who specify special issuance or delivery instructions under Section 2 must have their signatures guaranteed by an Eligible Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended. See the Instructions.

Authorized Signature:                    Name of Firm:
                      -------------------             --------------------------

Name:                                             Title:
     ---------------------------------------------      ------------------------

Address:                                          Phone:
        ------------------------------------------      ------------------------

YOU MUST HAVE YOUR SIGNATURE GUARANTEED IF YOU WISH TO HAVE YOUR SHARES DELIVERED TO AN ADDRESS OTHER THAN YOUR OWN OR TO A PERSON OTHER THAN YOURSELF.

                     INSTRUCTIONS FOR OLD BALDY CORPORATION
                             SUBSCRIPTION AGREEMENT

             The following instructions relate to the offering (the "Offering") by Old Baldy Corporation, a Wyoming corporation (the "Company"), to members and prospective members of the Old Baldy Club of its Class A common stock, par value $0.10 per share ("Class A common stock"), as described in Old Baldy Corporation's prospectus dated ___________, 2001 (the "Prospectus"). Members of the Old Baldy Club on July 15, 2000 (the "Record Date") and prospective members of the Old Baldy Club may purchase 33 shares of Class A common stock at an aggregate purchase price of $12,000 U.S. Dollars (the "Subscription Price").

                  The Subscription Agreement of members of the Old Baldy Club on the Record Date (the "Record Members") must be executed and accepted by Old Baldy Corporation prior to 5:00 p.m., Mountain Time, on __________, 2001 (as it may be extended, the "Expiration Date"). The Subscription Agreement of subscribers who are not Record Members must be executed and accepted by Old Baldy Corporation prior to the subscribers being initiated as a member of the Old Baldy Club (as it may be extended, also known as the "Expiration Date").

                  OLD BALDY CORPORATION MUST RECEIVE YOUR EXECUTED SUBSCRIPTION AGREEMENT ON OR BEFORE THE EXPIRATION DATE. IN ADDITION, OLD BALDY CORPORATION MUST RECEIVE PAYMENT OF THE SUBSCRIPTION PRICE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, ON OR BEFORE THE EXPIRATION DATE. ONCE AN INVESTOR HAS EXERCISED THE SUBSCRIPTION AGREEMENT, SUCH AGREEMENT MAY NOT BE REVOKED.

                  1.       SUBSCRIPTION AGREEMENT. To purchase shares of
Class A common stock, properly complete and execute the Subscription
Agreement and send it, together with payment in full of the Subscription
Price for the Class A common stock subscribed for, to Old Baldy Corporation. Delivery of the Subscription Agreement must be made by mail, by hand delivery or by overnight delivery. FACSIMILE DELIVERY OF THE SUBSCRIPTION AGREEMENT WILL NOT BE ACCEPTED AND WILL NOT CONSTITUTE VALID DELIVERY. All payments must be made in United States dollars by (i) uncertified or certified check or bank draft (cashier's check) drawn on a U.S. bank or money order payable to Old Baldy Corporation or (ii) wire transfer of immediately available funds.

                  2. ACCEPTANCE OF PAYMENTS. Payments will be deemed to have been received by Old Baldy Corporation only upon (a) the clearance of any uncertified check or (b) the receipt by Old Baldy Corporation of any certified check or bank draft (cashier's check) drawn on a U.S. bank, money order or immediately available funds transferred through a wire transfer. IF PAYING BY UNCERTIFIED CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR FOLLOWING RECEIPT BY OLD BALDY CORPORATION. ACCORDINGLY, INVESTORS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED CHECKS ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT OLD BALDY CORPORATION RECEIVES CLEARED PAYMENT BY SUCH DATE. YOU ARE URGED TO CONSIDER PAYMENT BY MEANS

OF A CERTIFIED CHECK, BANK DRAFT (CASHIER'S CHECK), MONEY ORDER OR WIRE
TRANSFER.

                  3. CONTACTING OLD BALDY CORPORATION. THE ADDRESS, TELEPHONE AND FACSIMILE numbers of Old Baldy Corporation are as follows:

                  If by Hand Delivery, Overnight Delivery, First Class or Registered Mail:

                               Old Baldy Corporation
                                 East Pic Pike Road
                              Saratoga, Wyoming 82331
                             Telephone: (307) 326-5222
                             Facsimile: (307) 326-5706
                              Attention: William Speer

                  4. DELIVERY OF STOCK CERTIFICATES, ETC. As soon as practicable after the acceptance of your Subscription Agreement and the Expiration Date, Old Baldy Corporation will mail to each investor certificates representing shares of Class A common stock purchased pursuant to the prospectus. Any deliveries to you will be made to the address shown on the records of the Old Baldy Club unless you provide instructions to the contrary in the Subscription Agreement.

                  5.       EXECUTION.

                           (a)    EXECUTION BY THE RECORD MEMBER. The
signature on the Subscription Agreement must correspond with the name of the Record Member of Old Baldy Club exactly as it appears on the records of Old Baldy Club on July 15, 2000 without any alteration or change whatsoever. Persons who sign the Subscription Agreement in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by Old Baldy Corporation in its sole and absolute discretion, must present to Old Baldy Corporation satisfactory evidence of their authority so to act.

                           (b)     EXECUTION  BY PERSON  OTHER  THAN THE
RECORD MEMBER. If the Subscription Agreement is executed by a person other than the Record Member, proper evidence of authority of the person executing the Subscription Agreement must accompany the same unless Old Baldy Corporation, in its discretion, dispenses with proof of authority.

                           (c)     SIGNATURE  GUARANTEES.  Your  signature
must be guaranteed by an Eligible Guarantor Institution if you specify special issuance or delivery instructions.

                  6. METHOD OF DELIVERY. The method of delivery of Subscription Agreement and the payment of the Subscription Price to Old Baldy Corporation will be at your election and risk. If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to Old Baldy Corporation prior to the Expiration Date.

================================================================================


                                  7,359 Shares

                              CLASS A COMMON STOCK







                              OLD BALDY CORPORATION






                                   ----------
                                   PROSPECTUS
                                   ----------






                                 ________, 2001

================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Under the Wyoming Business Corporation Act, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Wyoming law provides that a corporation may indemnify a director for all liability including actual and reasonable expenses if: (1) the person conducted himself or herself in good faith; (2) the person reasonably believed that his or her conduct was in or at least not opposed to the corporation's best interests; (3) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful; or
(4) the person engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the Articles of Incorporation, as authorized by Wyoming law. A corporation may indemnify a director for actual and reasonable expenses incurred in connection with a proceeding by or in the right of the corporation, only if the director: (1) has conducted himself or herself in good faith; (2) reasonably believed that his or her conduct was in or at least not opposed to the corporation's best interests; (3) in the case of any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful; or (4) the person engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the Articles of Incorporation, as authorized by Wyoming law. No indemnification shall be made in respect of any claim as to which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that despite the adjudication of liability, but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

                  Wyoming law provides that a corporation may indemnify an officer to the same extent as a director. If the person is an officer but not a director the corporation may indemnify them to such further extent as may be provided by the Articles of Incorporation, the Bylaws, a resolution of the board of directors or contract except for: (1) liability in connection with a proceeding by or in the right of a corporation other than for reasonable expenses incurred in connection with the proceeding, or (2) liability for conduct that constitutes a receipt by the officer of financial benefit to which he is not entitled, an intentional infliction of harm on the corporation or shareholders, or an intentional violation of criminal law.

                  Wyoming law does not limit a corporation's power to indemnify, advance expenses or maintain insurance on behalf of an employee or agent. Our Articles of Incorporation and Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the full extent permitted under Wyoming law.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by us of expenses incurred or paid by a director, officer or persons controlling us in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                  The following table sets forth the estimated expenses related to the issuance and distribution of the securities being registered hereby which will be borne by us:

     ITEM OF EXPENSE                                                                     $ AMOUNT
     ---------------                                                                      --------
     SEC registration fee.........................................................          $    699
     Legal fees and expenses......................................................            74,000
     Accounting fees and expenses.................................................            40,000
     Blue sky fees and expenses...................................................            30,000
     Miscellaneous expenses.......................................................             1,301
                                                                                      -----------------
     Total expenses of issuance and distribution..................................          $146,000

All fees and expenses listed above are estimated for purposes of this filing.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

                  1. On June 29, 1998, Old Baldy Corporation issued 250 shares of its common stock to W. C. Lockwood, Jr. at a per share price of $132.25 per share. The transaction was exempt from registration under Section 4(2) of the Security Act because no public offering was involved.

                  2. On June 29, 1998, Old Baldy Corporation issued 250 shares of its common stock to Herbert L. Parker at a per share price of $132.25 per share. The transaction was exempt from registration under Section 4(2) of the Security Act because no public offering was involved.

                  3. On September 16, 1998, Old Baldy Corporation issued 250 shares of its common stock to James M. and Nancy J. Hoak at a per share price of $132.25 per share. The transaction was exempt from registration under
Section 4(2) of the Security Act because no public offering was involved.

                  4. On May 25, 1999, Old Baldy Corporation issued 250 shares of its common stock to Glen and/or Mary Ann Charles at a per share price of $132.17 per share. The transaction was exempt from registration under Section 4(2) of the Security Act because no public offering was involved.

                  5. On June 30, 1999, Old Baldy Corporation issued 250 shares of its common stock to James G. Taggert at a per share price of $132.17 per share. The transaction was exempt from registration under Section 4(2) of the Security Act because no public offering was involved.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits

         EXHIBIT
         NUMBER   DESCRIPTION OF EXHIBIT
         ------   ----------------------
         2        Agreement and Plan of Reorganization by and between the registrant and
                  Old Baldy Club dated May 27, 2000
         3.1      Amended and Restated Articles of Incorporation of the registrant
         3.2      Amended and Restated Bylaws of the registrant
         4        Form of Certificate representing Class A common stock
         5        Opinion of McAfee & Taft A Professional Corporation*
         10.1     Lease Agreement by and between the registrant and Old Baldy Club dated as of January 1, 2001
         10.2     Promissory Note dated May 1, 2000 to Community First National Bank
         16       Letter on change of Certifying Accountant
         23.1     Consent of McAfee & Taft A Professional Corporation (included in
                  Exhibit 5)*
         23.2     Consent of Dalby, Wendland & Co., P.C.
         23.3     Consent of Roger J. Schneider
         23.4     Consent of The Appraisal Source, LLC
         24       Power of Attorney (included on the signature page of this registration statement)

*to be filed by amendment

ITEM 28.  UNDERTAKINGS

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of the filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Saratoga, State of Wyoming, on March 28, 2001.

                                          OLD BALDY CORPORATION

                                          By:      /s/ L. Patton Kline
                                             -----------------------------------
                                                    L. Patton Kline, President

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints William L. Speer and Kermit C. Brown with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this registration statement, including any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might do or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

   Signature                       Title                       Date
   ---------                       -----                       ----
/s/ L. Patton Kline          Director and President          March 28, 2001
--------------------------
L. Patton Kline

                             Director and Vice President
--------------------------
John L. Love

/s/ E. William Barnett       Director and Vice President     March 28, 2001
--------------------------
E. William Barnett

/s/ Rawleigh Warren, Jr.     Director and Vice President     March 28, 2001
--------------------------
Rawleigh Warren, Jr.

/s/Nancy Petry               Director and Secretary          March 28, 2001
--------------------------
Nancy Petry

/s/ William L. Speer         Treasurer (Chief Accounting     March 28, 2001
--------------------------   Officer)
William L. Speer

                               INDEX TO EXHIBITS

    EXHIBIT
    NUMBER   DESCRIPTION
    ------   -----------
    2        Agreement and Plan of Reorganization by and between the registrant and
             Old Baldy Club dated May 27, 2000
    3.1      Amended and Restated Articles of Incorporation of the registrant
    3.2      Amended and Restated Bylaws of the registrant
    4        Form of Certificate representing Class A common stock
    5        Opinion of McAfee & Taft A Professional Corporation*
    10.1     Lease Agreement by and between the registrant and Old Baldy Club dated as of January 1, 2001
    10.2     Promissory Note dated May 1, 2000 to Community First National Bank
    16       Letter on change of Certifying Accountant
    23.1     Consent of McAfee & Taft A Professional Corporation (included in
             Exhibit 5)*
    23.2     Consent of Dalby, Wendland & Co., P.C.
    23.3     Consent of Roger J. Schneider
    23.4     Consent of The Appraisal Source, LLC
    24       Power of Attorney (included on the signature page of this registration statement)

         *to be filed by amendment